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                                                                   EXHIBIT 99.7


                           CAPITAL CITIES/ABC, INC.

             77 WEST 66th STREET . NEW YORK, NEW YORK  10023-6298


                                                                     456-7777
                                                                   AREA CODE 212

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Capital Cities/ABC, Inc. (the "Special Meeting") will be held on January 4, 1996, at 10:00 a.m., in Studio TV-1 at 7 West 66th Street, New York, New York, for the following purposes:

    (i) To consider and vote upon a proposal (the "Capital Cities Proposal") to approve and adopt (i) an Amended and Restated Agreement and Plan of Reorganization, dated as of July 31, 1995 (the "Reorganization Agreement"), by and between The Walt Disney Company, a Delaware corporation ("Disney"), and Capital Cities/ABC, Inc., a New York corporation ("Capital Cities"), and (ii) an Agreement and Plan of Merger among DC Holdco, Inc., a Delaware corporation ("New Disney"), Capital Cities and DCB Merger Corp., a New York corporation and a wholly owned subsidiary of New Disney ("DCB Merger Corp."). The Reorganization Agreement contemplates, among other things, that (a) DCB Merger Corp. will be merged with and into Capital Cities (the "Capital Cities Merger") and DCA Merger Corp., a Delaware corporation and a wholly owned subsidiary of New Disney, will be merged with and into Disney (the "Disney Merger", together with the Capital Cities Merger, the "Mergers"), with the result that Disney and Capital Cities will become wholly owned subsidiaries of New Disney, (b) each outstanding share of common stock, par value $0.10 per share, of Capital Cities ("Capital Cities Common Stock"), at the election of the holder thereof and subject to certain limitations including proration, will be converted into the right to receive (i) one share of common stock, par value $0.01 per share, of New Disney ("New Disney Common Stock") and $65 in cash, (ii) one share of New Disney Common Stock plus a number of shares of New Disney Common Stock equal to a fraction, the numerator of which is $65 and the denominator of which is an amount equal to the average of the closing sales prices of the common stock, par value $0.025 per share, of Disney ("Disney Common Stock") on the New York Stock Exchange Composite Tape on each of the ten consecutive trading days immediately preceding the second trading day prior to the date of the effective time of the Mergers (the "Disney Common Stock Price") or (iii) cash in an amount equal to $65 plus the Disney Common Stock Price and (c) each outstanding share of Disney Common Stock will be converted into one share of New Disney Common Stock; and

    (ii) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  Tax consequences to a shareholder of Capital Cities will differ depending upon whether cash, stock or a combination of cash and stock is received. The maximum amount of cash to be paid as merger consideration to Capital Cities shareholders may be increased in Disney's sole discretion at any time prior to the fifth business day following the deadline for submission of elections by Capital Cities shareholders. See "THE REORGANIZATION AGREEMENT--Capital Cities Merger Consideration" in the accompanying Joint Proxy Statement/Prospectus.

  The Board of Directors has fixed the close of business on November 15, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Only holders of Capital Cities Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.
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  The accompanying Joint Proxy Statement/Prospectus describes the
Reorganization Agreement, the proposed Mergers and the actions to be taken in connection with the Mergers. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Special Meeting. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it is voted at the Special Meeting.

  In the event that there are not sufficient votes to approve the Capital Cities Proposal, it is expected that the Special Meeting will be postponed or adjourned in order to permit further solicitation of proxies by Capital Cities.

  If the Capital Cities Merger is consummated, holders of Capital Cities Common Stock who file written objections to the Capital Cities Merger prior to the Special Meeting, or at the Special Meeting but before the vote, who do not vote in favor of approval of the Reorganization Agreement and the Capital Cities Merger and who otherwise comply with the requirements of Section 623 of the New York Business Corporation Law will be entitled to statutory dissenters' rights.

                                   By Order of the Board of Directors

                                   /s/ Philip R. Farnsworth
                                   Philip R. Farnsworth
                                   Secretary

New York, New York
November 17, 1995


   THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND THE CAPITAL CITIES MERGER.

   THE AFFIRMATIVE VOTE OF HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE THEREON IS REQUIRED TO APPROVE AND ADOPT THE REORGANIZATION AGREEMENT AND THE CAPITAL CITIES MERGER. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS. ANY SHAREHOLDER PRESENT AT THE SPECIAL MEETING, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT THEREOF, MAY REVOKE SUCH HOLDER'S PROXY AND VOTE PERSONALLY ON THE REORGANIZATION AGREEMENT AND THE CAPITAL CITIES MERGER AT THE SPECIAL MEETING.

   PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME.

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